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                                                                    EXHIBIT 99.2

For further information contact:

                  CRYSTAL REVAK
                  SMARTDISK CORPORATION
                  (239) 436-2591
                  CRYSTAL.REVAK@SMARTDISK.COM

                         SMARTDISK CORPORATION ANNOUNCES
                 PRICING RELATED TO ITS PROPOSED RIGHTS OFFERING

         Naples, Fla., December 27, 2002 - SmartDisk Corporation (NASDAQ: SMDK), a company that develops portable products for capturing, organizing, using, and preserving digital content, announced today that it plans to continue with its previously announced rights offering to its existing stockholders. Upon effectiveness of the registration statement filed with the SEC, the Company will distribute to its stockholders as of the close of business on January 29, 2003
1.25 non-transferable rights for each share of its common stock. Each right will entitle the holder to purchase one share of common stock at $0.32 per share, payable in cash or shares of the Company's Series A Redeemable Convertible Preferred Stock.

         Under the proposal, any stockholder who fully exercises their rights may oversubscribe for additional shares of common stock at the same purchase price. The registration statement covers a proposed maximum offering of $7,500,000 of the Company's common stock.

         The Company anticipates that the rights offering will begin as soon as practicable following effectiveness of the registration statement filed with the SEC, and will continue for approximately thirty days thereafter. The Company plans to use the proceeds of the rights offering for general working capital purposes and to improve liquidity.

         The securities are being offered by the Company and represent new financing for the Company. Stockholders will receive a prospectus and subscription materials in the mail, or they may contact the Company's Director, Corporate Communications, Crystal Revak, at (239) 436-2591.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

         The rights offering will only be made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking


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statements are reasonable, it can give no assurance that such expectations will prove correct. These statements may involve risks and uncertainties that could cause actual results to differ materially from expected results. Such risks include, but are not limited to, risk factors described in the prospectus and in the Company's periodic and other filings made with the SEC. The Company assumes no obligation to update the forward-looking statements contained in this press release.

ABOUT SMARTDISK CORPORATION

         SmartDisk develops, manufactures, and markets a range of advanced consumer electronic products and software solutions that are designed to simplify the digital lifestyle. The Company's products help users transfer, store, manage and share digital music, video, pictures and data. Headquartered in the U.S., with operations in Europe and Asia, SmartDisk sells and supports its products worldwide. For more information, go to http://www.smartdisk.com.